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                           [RISCORP LETTERHEAD]                      EXHIBIT 5.1



November 22, 1996

RISCORP, Inc.
1390 Main Street
Sarasota, Florida  34236-5642

Re: Registration Statement on Form S-8

Gentlemen:

     I refer to the Registration Statement (the "Registration Statement") on Form S-8 filed today by RISCORP, Inc. (the "Company") with the Securities and Exchange Commission, for the purpose of registering under the securities act of 1933 an aggregate of 3,128,832 shares (the "Shares") of the authorized Class A common stock, par value $.01 per share, of the Company being offered to certain directors of the Company pursuant to the Company's 1995 Nonqualified Stock Option Plan and the 1996 Nonqualified Formula Stock Option Plan (collectively, the "Plans").

     In connection with the foregoing registration, I have acted as counsel for the Company and have examined originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as I deemed necessary to deliver the option expressed below.

     Based upon the foregoing, and having regard for legal considerations that I deem relevant, it is my opinion that the Shares will be, when and if issued, in accordance with the exercise of options granted under the Plans, duly authorized, validly issued, and fully paid and non-assessable.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


/s/ Gregory M. Marks
-------------------------
GREGORY M. MARKS
Senior Vice President and General Counsel
RISCORP, Inc.


sk/GMM